CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made and entered into effective as of October 1st, 2008 (the “Effective Date”) by SNOWDON RESOURCES CORPORATION., a Nevada corporation ("Corporation"), and WOODBURN HOLDINGS LTD., of 885 Pyrford Road, West Vancouver, British Columbia, Canada V7S 2A2 (the “Consultant”)

WHEREAS, the Corporation desires to retain the services of a corporate consultant and the Consultant has agreed to accept such appointment on the terms and conditions herein contained:

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1-Duties.

The Consultant agrees to the appointment hereunder and during the term of this Agreement.  The Consultant or its representative shall provide advice with respect to financing, strategic planning and business development, and other management consulting services as may be mutually agreed.

Section 2-Term and Termination of Appointment

2.1 Initial Term.  The term of engagement of the Consultant by the Corporation shall be for a period of 36 months beginning with the Effective Date ("Initial Term"), unless terminated earlier pursuant to this Agreement.  At any time prior to the expiration of the Initial Term, the Corporation and the Consultant may by mutual written agreement extend the Consultant’s engagement under the terms of this Agreement for such additional period as may be agreed.

2.2 Termination.  The Corporation may effect a termination of this Agreement upon giving thirty (30) days' written notice to the Consultant of such termination.  The Consultant may effect a termination of this Agreement upon giving thirty (30) days' written notice to the Corporation of such termination.

Section 3-Compensation

3.1 Fees.  As payment for the services to be rendered by the Consultant or its representative as provided in Section 1 and subject to the terms and conditions of Section 2, the Corporation agrees to pay to the Consultant a fee of US$36,000 per annum payable in equal monthly installments of $3,000 each commencing October 1st, 2008.

3.2 Reimbursement for Expenses.  During the term of this Agreement, the Corporation shall reimburse the Consultant for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Consultant or its representative in connection with its duties under this Agreement.

Section 4 - Confidentiality.

The Consultant agrees that all confidential and proprietary information relating to the Corporation's business shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Corporation's board of directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section 5 - Notices.

Notice under this Agreement shall be in writing and shall be effective when actually delivered.  If mailed, notice shall be deemed effective 48 hours after mailing as registered or certified mail, postage prepaid, directed to the other party at the address set forth below or such other address as the party may indicate by written notice to the other:

Section 6 - No Release.

Both parties agree that the termination of this Agreement or the expiration of the term of this Agreement shall not release either party from any obligations under Sections this Agreement.

Section 7 - Survival.

Any of the terms and covenants contained in this Agreement which require the performance of either party after Termination shall survive such Termination.

Section 8 - Waiver.
Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

Section 9 - Assignment.

Neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

Section 10 - Law Governing.

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

Section 11 - Titles and Captions.

All articles, sections and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 12 - Entire Agreement.

This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 13 - Agreement Binding.

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 14 - Savings Clause.

If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement, the 30th day of September, 2008.

                                  SNOWDON RESOURCES CORPORATION

By:  “Terence F. Schorn”

Title:  Director

WOODBURN HOLDINGS LTD.

By: “R.M. Baker”

Title: President